EXHIBIT 99.5

Form of

Asset Representations Review Agreement

ARR Agreement, dated [                    ], by and among [Asset Representations Reviewer] (“[Reviewer]”), Ally Bank, as Sponsor (the “Sponsor” or the “Client”) and [Trust] (the “Trust”) (this “Agreement”).

1.	Description of Services.

Client has retained [Reviewer] to serve as an Asset Representations Reviewer to perform a review (the “Asset Representations Review” or “the Services”) on certain downgraded accounts and related receivables (each, an “Account” or a “Receivable”) owned by the Trust. The Services are designed to determine whether, for each Account and related Receivables and subject to the terms of this Agreement, the Tests (as defined in Section 2.1) are satisfied or not satisfied with respect to the representations and warranties made about such Account and related Receivables in the Pooling and Servicing Agreement, dated as of February 12, 2010, as amended, pursuant to which such Account and Receivables were sold to Ally Wholesale Enterprises LLC (the “Pooling and Servicing Agreement”).

Capitalized terms used herein but not defined herein shall have the meanings given in the Appendix A to the Trust Sale and Servicing Agreement, dated as of February 12, 2010, as amended (the “Trust Sale and Servicing Agreement”).

The provision of the Asset Representations Review is contingent upon [Reviewer]’s ability to be provided with the Required Documents (as defined in Section 2.1), as well as upon [Reviewer] having direct contact with Client (and/or the Sponsor, where directed by Client) regarding questions and documents necessary to complete its review of the Accounts and Receivables.

Client expressly acknowledges and agrees that [Reviewer] is performing the Services as an independent contractor, and [Reviewer] will operate independently and without undue influence from any beneficial owner or holder of the securities issued by the Trust or the parties hereto, including the Client. In furtherance of the foregoing, Client acknowledges and agrees that [Reviewer]’s Test findings are solely based on [Reviewer]’s independent assessment of the Tests (as defined below), and are independent of the Client’s or any investors’ analysis. For avoidance of doubt, Client agrees that [Reviewer] is not responsible for determining whether noncompliance with any representation is a breach of the Pooling and Servicing Agreement.

2.	Scope of Services.

2.1 Data Required to Perform Services.

Upon receipt of an Asset Representations Review start notice as described in the Series 201[    ] – [    ] Indenture Supplement, Client will provide the list of Accounts and Receivables subject to the Asset Representations Review. [Reviewer] is not required to verify that the triggers needed to initiate an Asset Representations Review were met, to determine which Accounts and Receivables are subject to an Asset Representations Review, to verify the accuracy or completeness of the list of Accounts and Receivables subject to the Asset Representations Review, or whether the required percentage of Noteholders of the Series 201[    ] – [    ] has voted to direct an Asset Representations Review under the Series 201[    ] – [    ] Indenture Supplement, and is entitled to conclusively rely on the information in any review start notice delivered by the Client to [Reviewer]. [Reviewer] will not start an Asset Representations Review until an Asset Representations Review start notice is received, and will not take any action or cause any other party to take any action under any of the Basic Documents to enforce any remedies for breaches of representations or warranties about the Accounts and Receivables.

For all Accounts and Receivables subject to the Asset Representations Review, Client will provide [Reviewer] with or access to the documents or information (the “Required Documents”) identified in the Agreed Upon Procedures for the Trust as set forth on Attachment 1 (the “AUPs”) for each representation test (collectively, the “Tests”).

Within [sixty (60)] days of the delivery of an Asset Representations Review start notice, Client will provide, or cause to be provided, [Reviewer] with or access to the Required Documents for all of the Accounts and Receivables.

[Reviewer] shall be entitled to rely in good faith, without independent investigation or verification, that the Required Documents are accurate and complete in all material respects, and not misleading in any material respect. Client acknowledges that belatedly delivered, incomplete, inaccurate or misleading information could materially affect the value, timing, completeness and outcome of the Asset Representations Review provided by [Reviewer] under this Agreement.

Client and [Reviewer] agree and understand that Client may redact from the Required Documents any PII (as defined in Section 6.10.1); provided that any such removed or redacted data will not change the meaning or usefulness of the files and information necessary to complete the Services. Client acknowledges that (i) [Reviewer] may, in its sole discretion, determine that certain Dealer files were incorrectly redacted (i.e, the redaction obscures information necessary to complete any Test) and may request additional information in order to complete the related review; and (ii) that [Reviewer] is not and will not be responsible if PII is published on the Form 10-D if the Form 10-D Summary Report provided by [Reviewer] did not include PII.

Unless otherwise specified in an amendment to this Agreement, the Services to be provided by [Reviewer] are described as follows:

2.2 Set-up Activities.

Upon execution of this Agreement, [Reviewer] will build the AUPs into its system. To manage the Tests, [Reviewer] will leverage a business process management (“BPM”) system which provides systematic control over each step in the review process and ensures consistency and repeatability among the reviews. The BPM system allows for each individual Account and Receivable review to be tracked and stored within a database.

Test criteria for each representation and [Reviewer]’s review processes are loaded into the BPM system and are accessible by [Reviewer]’s file review, quality control specialist and management staff. Test criteria are consistently applied against each Account and Receivable, as applicable to the Test, to assess that all requirements are tested. Inputs from the review at the Test level are stored and tracked allowing for process transparency, quality control and results reporting.

2.3 Asset Representations Review.

For reviews of each Account and Receivable, [Reviewer] will perform the Tests, as outlined in the AUPs and described in Attachment 1. [Reviewer] will complete the Asset Representations Review of each Account and Receivable within [sixty (60)] days of receiving the Required Documents.

The Asset Representations Review period may be extended by up to an additional [thirty (30)] days if the Asset Representations Reviewer requests missing documents, information, or clarifications as described in Sections 2.3.3 and 2.3.4.

The Asset Representations Review is not designed to determine any of the following:

•	Reason for downgrade;

•	Creditworthiness of the dealer, either at the time of the Asset Representations Review or at the origination date;

•	Overall quality of any Account or Receivable;

•	Whether the Servicer has serviced any Account or Receivable in compliance with the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement;

•	Whether noncompliance with the representations or warranties constitutes a breach of the provisions of the Pooling and Servicing Agreement; or

•	To establish cause, materiality or recourse for any Test.

The parties confirm that the Asset Representations Reviewer is not responsible for any obligations not set forth herein, including without limitation (a) reviewing the Accounts and Receivables for compliance with the representations under the Pooling and Servicing Agreement, except as described in this Agreement, or (b) determining whether noncompliance with the representations constitutes a breach of the provisions of any of the Pooling and Servicing Agreement.

2.3.1	Tests. Based on the AUPs, [Reviewer] will review the Required Documents to determine whether, for each Account and Receivable, there was (a) evidence that the applicable Test for such Account or Receivable was satisfied, (b) evidence that the applicable Test for such Account or Receivable was not satisfied, or (c) if the Test could not be completed as a result of missing or insufficient Required Documents for an Account or a Receivable. Each Test will be performed individually.

[Reviewer] may, at its sole discretion, review additional information that is not required for the Asset Representations Review as defined by the AUPs, but it is not required to do so.

2.3.2	Missing Documents. [Reviewer] will complete the Asset Representations Review of each Account and Receivable only using documentation or information that is made available by or on behalf of Client. Upon receipt of the Required Documents, [Reviewer] will complete an initial document inventory to verify there are no systemic documentation errors, including but not limited to consistently missing or incomplete information in each Dealer file even though there may still be instances where certain pieces of information for an individual Account or Receivable are missing or incomplete. Once [Reviewer] has confirmed that a sufficient number of the Required Documents is available to conduct its review, it will commence the Services. In instances where a Required Document is not accessible, clearly unidentifiable or illegible, [Reviewer] will request that Client or Sponsor provide an updated copy of such Required Document. Client must provide, or cause to be provided, missing documents to [Reviewer] within [fifteen (15)] days of notification by [Reviewer]. In the event a missing document is not provided within such timeframe, [Reviewer] file review staff will categorize the results of the Testing as ‘Unsatisfied Test – Missing Required Documents” and note that such documentation is missing.

2.3.3	Clarifications. Following [Reviewer]’s delivery of the Preliminary Reports (as defined below) to Client as outlined in Section 3, Client or Sponsor may, in their discretion, submit additional information and clarifications to [Reviewer] which [Reviewer] will analyze and consider in preparing its Final Report (as defined below). Client must provide, or cause to be provided, additional information and clarifications to [Reviewer] within [fifteen (15)] days of notification by [Reviewer]. In the event additional information or clarifications are not provided within this timeframe, [Reviewer] will consider the Preliminary Reports final.

2.3.4	Completion of Review for Certain Review Accounts or Receivables. Following the delivery of the list of Account and Receivables to be reviewed and before the delivery of a Preliminary Report or the Final Report by [Reviewer], the Servicer, the Sponsor or the Client may notify [Reviewer] if an Account or Receivable is paid in full or repurchased by the Sponsor, the Depositor or the Servicer pursuant to Section 4.01(c) or 4.02(c) of the Pooling and Servicing Agreement,Section 3.1(c) of the Trust Sale and Servicing Agreement, or otherwise. On receipt of notice, [Reviewer] will terminate all Tests of such Receivable and the review of such Receivable will be categorized as a Satisfied Test.

2.3.5	Termination of Review. If an Asset Representations Review is in process and the publicly registered Notes will be paid in full on the next Distribution Date pursuant to Section 7.01of the Series 201[ ] – [ ] Indenture Supplement, the Client will notify [Reviewer] no less than ten days before the applicable Distribution Date on which such Notes will be paid in full and [Reviewer] will terminate the Asset Representations Review immediately and have no obligation to deliver any related Preliminary Reports or Final Reports.

3.	Deliverables.

Upon completion of each Test for each Account and Receivable, a finding will be recorded based on issues discovered. Findings categories are listed as follows:

•	Evidence that the applicable Test was satisfied (“Satisfied Test”);

•	Evidence that the applicable Test was not satisfied (“Unsatisfied Test”); and

•	Test incomplete as a result of missing or insufficient documentation (“Unsatisfied Test – Missing Required Documents”.

3.1 Preliminary Reports

Upon completion of the Asset Representations Review, [Reviewer] will provide Client with “Preliminary Reports” including, but not limited to Account and Receivable-level and Test-level findings and issues identified. At that time, Client has the option of electing to provide any missing documentation or clarification requested pursuant to Section 2.3.4. If Client elects not to provide any additional information, [Reviewer] will publish its Final Reports (as described in Section 3.2).

3.2 Final Reports.

Within [ninety (90)] days of receipt of the Required Documents, [Reviewer] will publish its findings to Client and the Indenture Trustee. [Reviewer] will provide Client and the Indenture Trustee with the following reports as a result of the Asset Representations Review (collectively, the “Final Reports”):

Indenture Trustee Detail Exception Report. An Account and Receivable-level listing of the findings for each Test. The report will also contain descriptive information supporting [Reviewer]’s finding pertaining to any Test with respect to which the related Account or Receivable did not comply with a representation or warranty.

Indenture Trustee Detail Report (All Tests). An AUP Test-level listing of the responses input into the BPM system by [Reviewer] file review staff.

Form 10-D Summary. A representation-level listing of the issues identified by each Test. The Form 10-D Summary will not include Account or Receivable-level information or PII, and will only include aggregated data for distribution to investors. [Reviewer] will not be responsible for filing any Form 10-D Summary or related document.

3.3 Questions.

After submission of the Final Reports, and only during the period of time prescribed by the “Retention Period” described in 6.1 below, [Reviewer] will respond to reasonable questions about its Asset Representations Review findings or reports. All questions must be directed to [Reviewer] by the Client or the Trust in writing, and in a reasonable format and frequency. If an investor contacts [Reviewer] directly, [Reviewer] will direct the investor to contact the Trust and will inform the Client of any questions. [Reviewer]’s responses will be in written form and provided to the Client and the Trust.

3.4 Additional Services and/or Deliverables.

[Reviewer] shall have no obligation to provide services or deliverables that are not specified in this Agreement. If Client requests that [Reviewer] provide additional services and/or deliverables, [Reviewer] shall determine, in the exercise of its reasonable discretion, whether and on what terms it will be willing to provide such additional services and/or deliverables. Client and [Reviewer], as applicable, shall mutually agree in writing to the terms of any such additional services and/or deliverables. For the avoidance of doubt, Client understands and confirms that nothing contained herein shall serve to require [Reviewer] to provide services in anticipation, furtherance or support of litigation, arbitration or any administrative proceeding, whether against Client, the Sponsor, any investor in the securities of the Trust or any other party. [Reviewer] shall obtain the consent of the Client prior to accepting any engagement by any party to the Basic Documents with respect to the Accounts or Receivables or other asset of the Trust that is or may be in conflict with or adverse to Client.

4.	Obligations of Client.

Client agrees to provide [Reviewer] with the following:

•	Reasonable access to Client and Sponsor;

•	Complete AUP’s;

•	Required Documents; and

•	Other related information reasonably requested by [Reviewer] to perform the Services hereunder.

5.	Compensation.

Fees. As compensation for the Asset Representations Review, the following fees are payable to [Reviewer]:

5.1 Asset Representations Reviewer Annual Fee.

The Asset Representations Annual Fee will be paid annually by the Sponsor. The fee will be paid pro rata in the year in which the Series 201[    ] – [    ] is [terminated][called][or all public notes are paid in full] for the number of months in which the deal was outstanding during such year.

5.2 Asset Representations Review Costs.

Upon the completion of the Asset Representation Review, [Reviewer] will be entitled to receive an aggregate Asset Representations Review Fee equal to $[            ] per [Account or Receivable] reviewed in the related Asset Representations Review. On each Distribution Date, the Trust will use available funds allocated pursuant to the Series 201[    ] – [    ] Indenture Supplement for the prior month to pay any accrued but unpaid Asset Representations Review Fees not to exceed [    ] per annum.

6.	Additional Terms related to the Asset Representations Reviewer.

6.1 Retention of Client Records.

[Reviewer] shall have no obligation to retain information supplied to it, the Preliminary Reports, the Final Reports or any other reports generated by it pursuant to this Agreement (the “Client Records”) for longer than [two (2)] years following the filing of all required reports described in this Agreement (the “Retention Period”). At the expiration of the Retention Period, [Reviewer] shall destroy the physical, if any, and electronic Client Records. Upon the return of the Client Records, [Reviewer] shall have no obligation to respond to inquiries concerning any Asset Representations Review.

6.2 [Reserved]

6.3 Indemnification, Limitation of Liability.

6.3.1	Limitation of Liability. The Asset Representations Reviewer and its directors, officers, employees and agents shall not be liable to any person for any action taken, or not taken, in its capacity as Asset Representations Reviewer pursuant to this Agreement, in good faith pursuant to this Agreement, or for errors in judgment or for actions taken in reliance upon inaccurate information provided to it by others. However, [Reviewer] will be liable for its negligence, willful misconduct or bad faith.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT, UNDER ANY WARRANTY OR ANY OTHER THEORY OF LIABILITY, FOR ANY INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST BUSINESS OR PROFITS.

6.3.2	Indemnification by [Reviewer]. [Reviewer] will indemnify Client and its directors, officers, employees and agents for all costs, expenses, losses, damages and liabilities resulting from (a) the negligence, willful misconduct or bad faith of [Reviewer] in performing its obligations under this Agreement, (b) [Reviewer]’s breach of any of its representations or warranties contained in this Agreement, or (c) third party claims of intellectual property infringement. [Reviewer]’s obligations under this Section 6.3.2 will survive the termination of this Agreement or the removal of [Reviewer] as Asset Representations Reviewer for the Series 2013[ ] – [ ].

6.3.3	Indemnification by Client. Client will, or will cause the Trust to, indemnify [Reviewer] and its officers, directors, employees and agents for all costs, expenses, losses, damages and liabilities resulting from the performance of its obligations under this Agreement (including the costs and expense of participating in and/or defending itself against any loss, damage, or liability, whether in a proceeding brought pursuant to Section 6.8 of this Agreement or otherwise), but excluding any cost, expense, loss, damage or liability resulting from (i) [Reviewer]’s, willful misconduct bad faith, or negligence, or (ii) [Reviewer]’s breach of any of its representations or warranties in this Agreement.

6.4 Disclaimers

Client expressly agrees that [Reviewer] is not advising Client or any investor or future investor concerning the suitability of the securities issued by the Trust or any investment strategy. Client expressly acknowledges and agrees that [Reviewer] is not an expert in accounting, tax, regulatory or legal matters, and that [Reviewer] does not provide legal advice as to any matter. Client agrees to rely on its own professional advisors with respect to all such matters.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, [REVIEWER] MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.5 Resignation.

The Asset Representations Reviewer may not resign, unless (i) it ceases to be an Eligible Asset Representations Reviewer (as such term is defined below), (ii) it becomes legally unable to act or (iii) the Trust consents to its resignation. The Asset Representations Reviewer will give the Client and the Trust [sixty (60)] days prior notice of its resignation. The [Trust][Client] may remove the Asset Representations Reviewer if the Asset Representations Reviewer (a) becomes legally unable to act or becomes subject to a bankruptcy, (b) ceases to be an Eligible Asset Representations Reviewer (as such term is defined below) or (c) breaches any of its representations, warranties, agreements or covenants contained herein. Subject to the provisions of Section 8.7, no resignation or removal of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer is in place. The Client shall be responsible for any costs associated with the termination of the Asset Representations Reviewer and the appointment of a successor. A successor Asset Representations Reviewer must be an Eligible Asset Representations Reviewer and any assignment or combination must be in accordance with Section 8.7 of this Agreement. An “Eligible Asset Representations Reviewer” is an entity who (i) is not affiliated with the Client, the Sponsor, the Servicer, the Trust, the Owner Trustee, or the Indenture Trustee or any of their affiliates and (ii) was not engaged or affiliated with an entity that was engaged by any underwriter for the Notes, the Client or the Sponsor to perform pre-closing due diligence on the Trust, the Accounts, or the Receivables.

6.6 Disclosure.

6.6.1 Consent to Filing. [Reviewer] hereby consents to the filing of this Agreement and the AUPs with the Securities and Exchange Commission (the “SEC”) on any form permitted from time to time by the rules and regulations of the SEC.

6.6.2 Prospectus Disclosure. [Reviewer] hereby represents and warrants that the following statements, which have been made for the purpose of, and have been provided by [Reviewer] for, inclusion in the Prospectus, dated [                    ], were, as of the date of the Prospectus, true and correct in all material respects and did not contain any untrue statement of a material fact or omit a statement of a material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading:

[Insert Disclosure from Prospectus].

6.7 Insurance. For and during the Term of this Agreement, [Reviewer] will secure and maintain at its own expense insurance of the type set forth below and in an amount that is reasonable and customary for a business of [Reviewer]’s size (“[Reviewer] Coverage”):

6.7.1 Workers’ Compensation Insurance in accordance with all federal and state statutory requirements and Employer’s Liability Insurance. [Reviewer] and its underwriter will waive subrogation against the Client.

6.7.2 Commercial General Liability Insurance in an amount as would customarily be maintained by similar businesses, and including, without limitation, all contractual liability for such injury or damage assumed by [Reviewer] under this Agreement. This policy will cover liability arising from premises and operations, independent contractors, products/completed operations, personal and advertising injury, and blanket contractual liability.

6.7.3 Commercial Automobile Liability Insurance, including all statutory coverage for all jurisdictions of operation.

6.7.4 Umbrella Liability Insurance with respect to Workers’ Compensation, Commercial General Liability and Commercial Automobile Liability.

6.7.5 Blanket Crime Coverage including employee dishonesty covering liability against direct and verifiable losses of money, securities, products, equipment, material and other property of the Client caused by theft or forgery by identifiable employees of [Reviewer] acting alone or in collusion with others.

6.7.6 Professional Errors and Omissions Liability Insurance appropriate to [Reviewer]’s profession. Coverage should be for a professional error, act or omission arising out of the scope of Services set forth in this Agreement.

6.7.7 Computer Crime and Privacy Liability covering actual or alleged acts, errors or omissions committed by [Reviewer], its agents or employees. The policy shall expressly provide, but not be limited to, coverage for the following perils:

(i) unauthorized use/access of a computer system;

(ii) failure to protect Confidential Information (personal and commercial information) from disclosure.

[Reviewer] Coverage must not exclude Claims between the Client and [Reviewer]. All of the foregoing policies will be issued by insurance companies having an “A-” rating or better by A.M. Best Company. These insurance provisions set forth the scopes of coverage to be maintained by [Reviewer] and are not to be construed in any way as a limitation or release of [Reviewer]’s liability under this Agreement or as a representation that coverage and limits will necessarily be adequate to protect [Reviewer]. [Reviewer] will not self-insure any of its obligations under this Agreement without full disclosure to the Client of its intention to self-insure. Any and all deductibles specified in the [Reviewer] Coverage policies will be assumed by, for the account of, and at the sole risk of [Reviewer]. All policies of insurance procured by [Reviewer] will be written as primary policies, not contributing with, nor in excess of coverage carried by the Client. The purchase of appropriate insurance coverage by [Reviewer] or the furnishing of certificates of insurance shall not release or limit [Reviewer] from its respective obligations or liabilities under this Agreement.

Upon request from the Client, [Reviewer] will furnish certificates of insurance evidencing any of the foregoing [Reviewer] Coverage. [Reviewer] will provide no less than thirty (30) days prior written notice of cancellation, material modification, reductions in coverage or non-renewal to the Client. In the event that any Services under this Agreement are to be rendered by persons other than [Reviewer]’s own employees, [Reviewer] will arrange for such persons to forward to the Client upon request, certificates of insurance evidencing such amounts, in such form, and with such insurance companies as are satisfactory to the Client. [Reviewer] shall remain fully responsible for liabilities.

6.8 Dispute Resolution.

If an Account or Receivable that was previously reviewed by the Asset Representations Reviewer is the subject of a dispute resolution proceeding under Section 3.4 of this Agreement, the Asset Representations Reviewer will participate in the dispute resolution proceeding on request of a party to the proceeding. The Asset Representations Reviewer will be entitled to compensation for its participation pursuant to the terms of Section 4.18 of the Series 201[    ] – [    ] Indenture Supplement and if not otherwise paid thereby, Section 6.3.3 of this Agreement.

6.9 Confidential Information.

6.9.1 Definition of Confidential Information. “Confidential Information” means oral, written and electronic materials (irrespective of its source or form of communication) furnished before, on or after the date of this Agreement to [Reviewer] for the purposes contemplated by this Agreement, including:

(i) lists of Accounts and Receivables subject to review and any related documents;

(ii) origination and servicing guidelines, policies and procedures, and form contracts; and

(iii) notes, analyses, compilations, studies or other documents or records prepared by the Client, which contain information supplied by or on behalf of the Client or its representatives.

Confidential Information will not include information that (A) is or becomes generally available to the public other than as a result of disclosure by [Reviewer], (B) was available to, or becomes available to, [Reviewer] on a non-confidential basis from a person or entity other than the Client before its disclosure to [Reviewer] who, to the knowledge of [Reviewer] is not bound by a confidentiality agreement with the Client and is not prohibited from transmitting the information to [Reviewer], (C) is independently developed by [Reviewer] without the use of the Confidential Information, as shown by [Reviewer]’s files and records or other evidence in [Reviewer]’s possession or (D) the Client provides permission to [Reviewer] to release.

6.9.2 Treatment of Confidential Information. [Reviewer] agrees to hold and treat Confidential Information given to it under this Agreement in confidence and under the terms and conditions of this Agreement, and will implement and maintain safeguards to further assure the confidentiality of the Confidential Information. The Confidential Information will not, without the prior consent of the Client, be disclosed or used by [Reviewer], or its officers, directors, employees, agents, representatives or affiliates, including legal counsel, other than for the purposes of performing its obligations under this Agreement. [Reviewer] agrees that it will not (i) purchase or sell securities issued by the Client or its affiliates or special purpose entities on the basis of Confidential Information or (ii) use the Confidential Information for the preparation of research reports, newsletters or other publications or similar communications.

6.9.3 Protection of Confidential Information. [Reviewer] will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of Confidential Information, including those measures that it takes to protect its own confidential information and not less than a reasonable standard of care. [Reviewer] acknowledges that Personally Identifiable Information is also subject to the additional requirements set forth in Section 2.1 and Section 6.10 of this Agreement.

6.9.4 Disclosure of Confidential Information. If [Reviewer] is required by applicable law, regulation, rule or order issued by an administrative, governmental, regulatory or judicial authority to disclose part of the Confidential Information, it may disclose the Confidential Information. However, before a required disclosure, [Reviewer], if permitted by law, regulation, rule or order, will use its reasonable efforts to provide the Client with notice of the requirement and will cooperate, at the Client’s expense, in the Client’s pursuit of a proper protective order or other relief for the disclosure of the Confidential Information. If the Client is unable to obtain a protective order or other proper remedy by the date that the information is required to be disclosed, [Reviewer] will disclose only that part of the Confidential Information that it is advised by its legal counsel it is legally required to disclose.

6.9.5 Responsibility for Breach. [Reviewer] will be responsible for a breach of this Section 6.9by its officers, directors, employees, agents, representatives or affiliates, including its legal counsel.

6.9.6 Violation. [Reviewer] agrees that a violation of this Agreement may cause irreparable injury to the Client and the Client may seek injunctive relief in addition to legal remedies. If an action is initiated by the Client to enforce this Section 6.89, the prevailing party will be entitled to reimbursement of costs and expenses, including reasonable attorney’s fees, incurred by it for the enforcement.

6.10 Personally Identifiable Information.

6.10.1 Definition of Personally Identifiable Information. “Personally Identifiable Information” or “PII” means information in any format about an identifiable individual, dealer or its principals, including, name, address, phone number, e-mail address, bank or credit card account number(s), identification number(s), any other actual or assigned attribute associated with or identifiable to an individual, dealer or its principals and any information that when used separately or in combination with other information could identify an individual, dealer or its principals. “Client PII” means PII furnished by the Client, the Sponsor, the Servicer or their affiliates to [Reviewer] and PII developed or otherwise collected or acquired by [Reviewer] in performing its obligations under this Agreement.

6.10.2 Use of Client PII. The Client does not grant [Reviewer] any rights to Client PII except as provided in this Agreement. [Reviewer] will use Client PII only to perform its obligations under this Agreement or as specifically directed in writing by the Client and will only reproduce Client PII to the extent necessary for these purposes. [Reviewer] must comply with all laws applicable to PII, Client PII and [Reviewer]’s business, including any legally required codes of conduct, including those relating to privacy, security and data protection. [Reviewer] will protect and secure Client PII. [Reviewer] will implement privacy or data protection policies and procedures that comply with applicable law and this Agreement. [Reviewer] will implement and maintain reasonable and appropriate practices, procedures and systems, including administrative, technical and physical safeguards to (i) protect the security, confidentiality and integrity of Client PII, (ii) ensure against anticipated threats or hazards to the security or integrity of Client PII, (iii) protect against unauthorized access to or use of Client PII and (iv) otherwise comply with its obligations under this Agreement. These safeguards include a written data security plan, employee training, information access controls, restricted disclosures, systems protections (e.g., intrusion protection, data storage protection and data transmission protection) and physical security measures.

6.10.3 Additional Limitations. In addition to the use and protection requirements described in Section 6.10.2, [Reviewer]’s disclosure of Client PII is also subject to the following requirements:

(i) [Reviewer] will not disclose Client PII to its personnel or allow its personnel access to Client PII except (A) for [Reviewer] personnel who require Client PII to perform an Asset Representations Review, (B) with the prior consent of the the Sponsor, the Client or the Servicer or (C) as required by applicable law. When permitted, the disclosure of or access to Client PII will be limited to the specific information necessary for the individual to complete the assigned task. [Reviewer] will inform personnel with access to Client PII of the confidentiality requirements in this Agreement and train its personnel with access to Client PII on the proper use and protection of Client PII.

(ii) [Reviewer] will not sell, disclose, provide or exchange Client PII with or to any third party without the prior consent of the Sponsor, the Client or the Servicer.

6.10.4 Notice of Breach. [Reviewer] will notify the Sponsor, the Client and the Servicer promptly in the event of an actual or reasonably suspected security breach, unauthorized access, misappropriation or other compromise of the security, confidentiality or integrity of Client PII and, where applicable, immediately take action to prevent any further breach.

6.10.5 Return or Disposal of Client PII. Except where return or disposal is prohibited by applicable law, promptly on the earlier of the completion of the Review or the request of the Client, all Client PII in any medium in [Reviewer]’s possession or under its control will be (i) destroyed in a manner that prevents its recovery or restoration or (ii) if so directed by the Client, returned to the Client without [Reviewer] retaining any actual or recoverable copies, in both cases, without charge to the Sponsor, the Client or the Servicer. Where [Reviewer] retains Client PII, [Reviewer] will limit [Reviewer]’s further use or disclosure of Client PII to that required by applicable law.

6.10.6 Compliance; Modification. [Reviewer] will cooperate with and provide information to the Client regarding [Reviewer]’s compliance with this Section 6.10. [Reviewer] and the Client agree to modify this Section 6.10 as necessary from time to time for either party to comply with applicable law.

6.10.7 Audit of Asset Representations Reviewer. [Reviewer] will permit the Client and its authorized representatives to audit [Reviewer]’s compliance with this Section 6.10 during [Reviewer]’s normal business hours on reasonable advance notice to [Reviewer], and not more than once during any year unless circumstances necessitate additional audits. [Reviewer] will also permit the Client during normal business hours on reasonable advance written notice to audit any service providers used by [Reviewer] to fulfill [Reviewer]’s obligations under this Agreement.

6.10.8 Affiliates and Third Parties. If [Reviewer] processes the PII of the Sponsor’s, the Client’s or the Servicer’s affiliates or a third party when performing an Asset Representations Review, and if such affiliate or third party is identified to [Reviewer], such affiliate or third party is an intended third-party beneficiary of this Section 6.10, and this Agreement is intended to benefit the affiliate or third party. The affiliate or third party will be entitled to enforce the PII related terms of this Agreement against [Reviewer] as if each were a signatory to this Agreement.

6.11 Inspections of Asset Representations Reviewer.

[Reviewer] agrees that, with reasonable prior notice not more than once during any year, it will permit authorized representatives of the Sponsor, the Servicer or the Client, during [Reviewer]’s normal business hours, to examine and review the books of account, records, reports and other documents and materials of [Reviewer] relating to (a) the performance of [Reviewer]’s obligations under this Agreement, (b) payments of fees and expenses of [Reviewer] for its performance and (c) a claim made by [Reviewer] under this Agreement. In addition, [Reviewer] will permit the Sponsor’s, the Servicer’s or the Client’s representatives to make copies and extracts of any of those documents and to discuss them with [Reviewer]’s officers and employees. Each of the Sponsor, the Servicer and the Client will, and will cause its authorized representatives to, hold in confidence the information except if disclosure may be required by law or if the Sponsor, the Servicer or the Client reasonably determines that it is required to make the disclosure under this Agreement or the other Basic Documents. [Reviewer] will maintain all relevant books, records, reports and other documents and materials for a period of at least two years after the termination of its obligations under this Agreement.

7.	Representations and Warranties

7.1. Representations and Warranties.

Upon the execution of this Agreement, [Reviewer] represents and warrants to the Client, the Sponsor and the Trust that, unless otherwise provided, as of the date hereof:

7.1.1 Organization and Good Standing. [Reviewer] has been duly formed and is validly existing and in good standing under the laws of its state of formation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

7.1.2 Due Qualification. [Reviewer] is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, license or approval, unless the failure to obtain the qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on [Reviewer]’s ability to perform its obligations under this Agreement.

7.1.3 Power and Authority. [Reviewer] has the power and authority to execute and deliver this Agreement and to carry out the terms of this Agreement. [Reviewer] has the power, authority and legal right to perform its obligations under this Agreement and [Reviewer]’s execution, delivery and performance of this Agreement have been duly authorized by [Reviewer] by all necessary limited liability company action.

7.1.4 Binding Obligation. This Agreement, when duly executed and delivered, shall be the legal, valid and binding obligation of [Reviewer] enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

7.1.5 No Violation. The consummation by [Reviewer] of this Agreement and the fulfillment by [Reviewer] of the terms hereof, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of formation or operating agreement (or similar organizational documents) of [Reviewer], or any indenture, agreement, mortgage, deed of trust or other instrument to which [Reviewer] is a party or by which it is bound, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, or violate any law or, to the best of [Reviewer]’s knowledge, any order, rule or regulation applicable to [Reviewer] of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over [Reviewer] or any of its properties, which, in each case, would reasonably be expected to have a material adverse effect on [Reviewer]’s ability to perform its obligations under this Agreement.

7.1.6 No Proceedings. As of the date of the Offering Documents and as of the date hereof, there were no proceedings or investigations pending or, to the best of [Reviewer]’s knowledge, threatened before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over [Reviewer] or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the completion of the transactions contemplated by this Agreement, (C) seeking any determination or ruling that might materially and adversely affect this Agreement, the performance by [Reviewer] of its obligations under, or the validity or enforceability of, this Agreement or (D) that, individually or in the aggregate, would have a material adverse impact on investors in the notes being offered under the Offering Documents.

7.1.7 Eligibility. [Reviewer] is an Eligible Asset Representations Reviewer (as defined in Section 6.5).

8.	Miscellaneous.

8.1 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

8.2 Amendment.

This Agreement may be amended from time to time by a written amendment duly executed and delivered by [Reviewer], the Sponsor and the Trust.

8.3 Notices.

All demands, notices and communications upon or to [Reviewer], the Client or the Trust under this Agreement shall be delivered as specified in Part III of Appendix A to the Trust Sale and Servicing Agreement.

8.4 Headings.

The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

8.5 Counterparts.

This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

8.6 Merger and Consolidation of the Client.

Any corporation, limited liability company or other entity (i) into which the Client may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Client shall be a party, (iii) succeeding to the business of the Client, or (iv) 25% or more of the voting stock (or, if not a corporation, other voting interests) of which is owned, directly or indirectly, by General Motors or Ally Financial, which corporation, limited liability company or other entity in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Client under this Agreement, shall be the successor to the Client under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement.

8.7 Assignment.

8.7.1	Assignment. Except as stated in Section 6.5 and 8.7.3, this Agreement may not be assigned by the Asset Representations Reviewer without the consent of the Trust and the Sponsor.

8.7.2	Benefit of the Agreement; Third-Party Beneficiaries. This Agreement is for the benefit of and will be binding on the parties to this Agreement and their permitted successors and assigns. The [Indenture Trustee], for the benefit of the [Noteholders], will be third-party beneficiaries of this Agreement entitled to enforce this Agreement against the Asset Representations Reviewer and the [Sponsor]. No other Person will have any right or obligation under this Agreement.

8.7.3	Merger, Consolidation or Assumption of Obligations. Any person or entity (a) into which the Asset Representations Reviewer may be merged or consolidated, (b) resulting from any merger or consolidation to which the Asset Representations Reviewer will be a party, (c) which acquires by conveyance, transfer or lease substantially all of the assets of the Asset Representations Reviewer, or (d) succeeding to the business of the Asset Representations Reviewer, which person or entity in any of these cases is an ‘Eligible Asset Representations Reviewer’ and executes an agreement of assumption to perform all obligation of the Asset Representations Reviewer under this Agreement and will be the successor to the Asset Representations Reviewer under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement. No such transaction will be deemed to release the Asset Representations Reviewer from any obligation under this Agreement arising prior to its resignation, removal or replacement.

8.8 Governing Document.

In the event of a conflict between the terms of the Offering Documents, the Indenture, the Pooling and Servicing Agreement, and this Agreement with respect to the Asset Representations Reviewer, the terms of this Agreement will control; provided, however, that to the extent that a conflict exists as a result of an interpretation or clarification of any term of this agreement or other legislation or rulemaking by any governmental entity, including the Securities and Exchange Commission, the parties hereto agree to amend this Agreement to address any such conflict.

8.9 Non-exclusivity.

Client and the Asset Representations Reviewer acknowledge and agree that this Agreement is not an exclusive agreement, and that that during the period that the Asset Representations Reviewer is providing Services under this Agreement the Asset Representations Reviewer may, directly or indirectly, contract with or associate with person(s), corporations, partnerships or other entities that compete with Client. Notwithstanding the above, [Reviewer] shall continue to observe its confidentiality obligations hereunder.

8.10 Survival.

The following Sections of this Agreement shall survive the termination of this Agreement: Sections [2, 3.3, 3.4, 5, 6 and 7].

8.11 Severability.

If any paragraph or provision of this Agreement is deemed unenforceable, then the remaining paragraphs and provisions herein shall continue in force.

8.12 Independent Contractor.

The parties acknowledge that the Asset Representations Review is acting as an independent contractor and that nothing in this Agreement shall be construed to create an agency, partnership, joint venture, or employment relationship between the parties.

8.13 Entire Agreement; Modification.

This Agreement, and the material incorporated by reference, including the schedules and exhibits to this Agreement, constitutes the entire agreement between the parties and supersedes any prior or contemporaneous agreement or understanding, whether written or oral, concerning the subject matter hereof. No change or modification of, or waiver under, this Agreement shall be valid unless it is in writing and signed by duly authorized representatives of Client and the Asset Representations Reviewer.

8.14	Waiver.

A waiver of a breach under this Agreement shall not be a waiver of any subsequent breach or default hereunder. Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

8.15 No Petition.

Notwithstanding any prior termination of this Agreement, the Asset Representations Reviewer shall not, prior to the date which is one year and one day after the final distribution with respect any notes or other securities issued by the Trust, acquiesce, petition or otherwise invoke or cause the Trust to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Trust under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Trust under a federal or State bankruptcy or insolvency proceeding.

IN WITNESS WHEREOF, the Sponsor and the Asset Representations Reviewer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

ALLY BANK,
as Sponsor

By:
Name:
Title:

[ ], as Asset Representations Reviewer

By:
Name:
Title:

ALLY MASTER OWNER TRUST – , as the Trust

By: [Owner Trustee], not in its individual capacity but solely as Owner Trustee on behalf of the Trust

By:
Name:
Title:

Asset Representations Review Agreement (AMOT 20 – )

Attachment 1

Agreed Upon Procedures

As indicated below, certain procedures were applied to an electronic copy of the master file pertaining to the pool of receivables as of [                    ], 20[    ] (the “Receivables Data Tape”) using electronic copies for each selected account and each selected receivable of the files, reports, systems information or other evidence of wire transfer (each, as applicable, a “Funding Document”). Additional procedures were applied using data shown in, or derived from, electronic copies of the accounting system, loan origination storage system and other ancillary files including wholesale billing statements (collectively, the “Master Files”).

Separate procedures were applied to electronic copies of the master files pertaining to the pool of receivables as of [                    ], 20[    ] (the “Dealer Accounts Data Tape”) using electronic copies for each selected dealer account of the (i) wholesale security agreement, (ii) master wholesale agreement, (iii) inventory financing and security agreement, (iv) general security agreement, (v) notification of approved credit lines, or (vi) confirmation of inventory financing credit line (each, as applicable, a “Dealer File”). Additional procedures were applied using an electronic copy of the approved credit proposal and supporting attachments as well as the servicing records contained in the servicing system (the “Servicing File”). Capitalized terms used herein shall have their respective meanings assigned to them in the Series 20[    ] – [    ] Indenture Supplement or in Part I of Appendix A to the Trust Sale and Servicing Agreement.

For accounts added to the trust prior to May 2010, the data will be tested as of the last day of the month in which the account was added.

We have performed the following procedures, as indicated below:

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (a) – Dealer voluntary or involuntary liquidation

1.	For each of the Selected Accounts, as of the Initial Cut-off Date and each Additional Cut-off Date, determined that the Dealer was not subject to a voluntary or involuntary liquidation. Review Servicing File for notice of any bankruptcy proceeding and conduct a Pacer search on such Dealer.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (a) – Dealer rating

2.	For each of the Selected Accounts, as of the Initial Cut-off Date and each Additional Cut-off Date, determined that the Dealer was not classified as “Programmed (“P”) or “no credit” (“N”), comparing the dealer credit rating (S, L, P or N) in Dealer Accounts Data Tape to the S, L, P or N rating per Servicing File.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (b) – Established by Seller

3.	For each of the Selected Accounts, as of the Initial Cut-off Date and each Additional Cut-off Date, determined that an Account has been established by the Seller or one of its Affiliates pursuant to the Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (b) – Floor Plan Financing Guidelines

4.	NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (c) – Serviced on behalf of Seller

5.	For each of the Selected Accounts, as of the Initial Cut-off Date and each Additional Cut-off Date, determined that an Account is maintained and serviced by or on behalf of the Seller. Review Servicing File. For each of the Selected Accounts, noted that the Dealer number field in the Dealer Accounts Data Tape was populated with a number.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (c) – Floor Plan Financing Guidelines

6.	NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (d) – Not Fleet

7.	For each of the Selected Accounts, as of the Initial Cut-off Date and each Additional Cut-off Date, determined that an Account is not a Fleet Account. Review Servicing File and the data file for any fleet codes or the daily drafting data base for fleet notations.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (e) – No Charge Offs

8.	For each of the Selected Accounts, as of the Initial Cut-off Date and each Additional Cut-off Date, determined that an Account during the preceding 12 months, the Servicer or the Seller has not charged off, without recovery any amount in excess of $25,000 comparing the Receivables Data Tape to the Master Files.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (f) – Dealer Breach

9.	For each of the Selected Accounts, as of the Initial Cut-off Date and each Additional Cut-off Date, determined that an Account as to which the related obligor has not materially breached its obligation to pay the related Receivable upon sale of the vehicle related thereto comparing the Receivables Data Tape to the Master Files, and comparing the dealer credit rating (S, L, P or N) per the Dealer Accounts Data Tape to the Master Files.

Pooling and Servicing Agreement Section 4.01(a)(i) and (iii); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Account” Definition, sub-clause (g) – Located in the United States

10.	For each of the Selected Accounts, as of the Initial Cut-off Date and each Additional Cut-off Date, determined that the Dealer was located or organized in the United States, comparing the Dealer Accounts Data Tape to the corresponding information per the Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (a) – Compliance with Floor Plan Financing Agreement

11.	NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (a) – Ordinary Course of Business

12.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that the Receivable was acquired by the Seller in the ordinary course of business pursuant to a Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (b) – Dealer Obligor

13.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that the Receivable relates to a Dealer that is an obligor under an account pursuant to a Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (c) – payable in United States dollars

14.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that the Receivable is payable in United States dollars pursuant to a Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clauses (d) and (j) – Good and Marketable Title

15.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that the Seller had good and marketable title pursuant to a Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (e) – Advanced against Vehicle

16.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that the Receivable advanced against a Vehicle pursuant to the Master Files.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (f) – First Priority Perfected Interest

17.	NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (g) – Consent, Licenses and Approvals

18.	NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (h) – Compliance with Law

19.	NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (i) – No Liens

20.	NO TEST TO BE PERFORMED.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (k) – Legal, Valid and Binding

21.	Satisfied by procedure number 12 and procedure number 13.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (l) – No Rescission, Setoff or other Defenses

22.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that the Receivable is not subject to any valid right of recession, setoff or any other defense. Review Servicing File

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (m) – Obligations Satisfied

23.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that the Seller and the Depositor satisfied in all material respects their respective obligations with respect to such Receivable.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (n) – Action taken

24.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that neither the Seller nor the Depositor has taken of failed to take any action that would impair the rights therein.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (o) – Chattel Paper, Account or Payment Intangible

25.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date that confirmed that a legal opinion was delivered stating that such Selected Receivable constitutes “chattel paper”, an “account” or a “payment intangible” (as such term is used in the UCC).

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (p) – DPP

26.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that the Dealer has not postponed principal payment pursuant to DPP or any other installment program pursuant to a Dealer File.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (q) – Chrysler Bankruptcy

27.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date searched for a Chrysler bankruptcy in the Pacer system and determined that the Receivable is not a Chrysler Receivable after a Chrysler Liquidation Event.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (r) – Motor Holdings Overconcentration

28.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that the Receivable is not a Motor Holding Overconcentration Receivable per the Receivables Date Tape.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (s) – Medium Duty Truck Overconcentration

29.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that the Receivable is not a Medium Duty Truck Overconcentration Receivable per the Receivables Date Tape.

Pooling and Servicing Agreement Section 4.01(a)(ii),(iii) and (iv); Part I of Appendix A to the Trust Sale and Servicing Agreement “Eligible Receivable” Definition, sub-clause (t) – Chrysler Overconcentration

30.	For each of the Selected Receivables, as of the Initial Cut-off Date, each Additional Cut-off Date and each Receivable Transfer Date determined that the Receivable is not a Chrysler Overconcentration Receivable per the Receivables Date Tape.